Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR CONTACT:	Chris Holloway
October 8, 2008		Nordstrom, Inc.
(206) 303-3290

MEDIA CONTACT:	Brooke White
Nordstrom, Inc.
(206) 373-3030
NORDSTROM REPORTS SEPTEMBER SALES
     SEATTLE (October 8, 2008) — Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $718 million for the five-week period ended October 4, 2008, a decrease of 5.8 percent compared to sales of $762 million for the five-week period ended October 6, 2007. Same-store sales decreased 9.6 percent.
     Preliminary quarter-to-date sales of $1.28 billion decreased 5.1 percent compared to sales of $1.34 billion during the same period in 2007. Quarter-to-date same-store sales decreased 8.9 percent.
     Preliminary year-to-date sales of $5.44 billion decreased 4.3 percent compared to sales of $5.69 billion for the same period in 2007. Year-to-date same-store sales decreased 6.8 percent.
updated third quarter outlook
     “The consumer environment has been impacted by events in the financial markets over the past month,” commented Blake Nordstrom, president, Nordstrom. “In September we experienced a weakening sales trend that was greater than our earlier expectations. We are monitoring business trends carefully and making the appropriate adjustments. As a result, we believe our inventories, expenses and capital expenditures are well-positioned for current economic conditions. We remain focused on serving our customers and offering a balanced merchandise offering.”
     The company’s below-plan sales performance combined with softer consumer credit trends have lowered expected earnings for the quarter. Third quarter same-store sales are now expected to decrease nine to eleven percent, below the forecast of a four to six percent decrease announced at the end of the second quarter. As a result, the company now expects to deliver third quarter earnings per share of $0.32 to $0.37, which is below its prior outlook of $0.49 to $0.54. In keeping with its normal practice, the company will update fourth quarter and full year guidance on November 13 upon releasing third quarter earnings.
Sales Recording
     To hear Nordstrom’s pre-recorded September sales message, please dial 800-891-8250 or 402-220-6036. This recording will be available for one week.
SEPTEMBER SALES RESULTS
(unaudited; $ in millions)

	Total Sales
			Percent	Same-store Sales[2]
	Fiscal	Fiscal	Increase/		Full-line	Rack
	2008	2007[1]	(Decrease)	Total	Stores	Stores
September	$718	$762	(5.8%)	(9.6%)	(14.0%)	2.6%

Quarter-to-date	$1,276	$1,345	(5.1%)	(8.9%)	(13.4%)	4.8%

Year-to-date	$5,442	$5,688	(4.3%)	(6.8%)	(10.0%)	5.3%

Number of stores as of September
Full-line	107	100
Rack and other	58	56
Façonnable boutiques[3]	—	4

Total	165	160

Gross square footage	21,574,000	20,452,000

[1]	Total sales results for fiscal 2007 include sales from the company’s domestic Façonnable boutiques. Quarter-to-date and year-to-date sales results also include sales from the company’s international and wholesale Façonnable business through August 31, 2007.

[2]	Same-store sales results exclude sales from Façonnable.

[3]	On August 31, 2007, Nordstrom completed the sale of its international and wholesale Façonnable business. Nordstrom completed the sale of its four U.S. Façonnable boutiques on October 31, 2007.
Expansion Update
          Nordstrom plans to open one full-line store in the upcoming fiscal month at Ross Park Mall in Pittsburgh, Pa., on October 24, 2008.
Future Reporting Dates
     Nordstrom’s financial release calendar for the next three months is currently planned as follows:

October Sales Release	Thurs., November 6, 2008
Third Quarter Earnings Release	Thurs., November 13, 2008
November Sales Release	Thurs., December 4, 2008
December Sales Release	Thurs., January 8, 2009
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 165 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 107 full-line stores, 54 Nordstrom Racks, two Jeffrey boutiques, and two clearance stores. In addition, Nordstrom serves customers through its online presence at www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.
     Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including the company’s expected monthly results, anticipated earnings results, anticipated sales results, anticipated same-store sales rates for the 2008 third quarter, and anticipated store openings. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to the impact of economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the competitive pricing environment within the retail sector, effective inventory management, the effectiveness of planned advertising, marketing, and promotional campaigns, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, the company’s ability to safeguard its brand and reputation, efficient and proper allocation of the company’s capital resources, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, the company’s ability to control costs, risks related to fluctuations in world currencies, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, and the timing and amounts of share repurchases by the company. For additional information regarding these and other risk factors, please refer to the company’s SEC reports, including its Form 10-K for the fiscal year ended February 2, 2008. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.
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